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                                                                   EXHIBIT 10.54

                           CRITICAL THERAPEUTICS, INC.

               MAXIMUM ANNUAL CASH BONUSES FOR EXECUTIVE OFFICERS

      On November 30, 2005, based on the recommendation of the Compensation Committee of our Board of Directors, our independent directors of the Board approved increases in the maximum annual cash bonuses payable to our executive officers. Effective January 1, 2006, each executive officer will be eligible for an annual maximum cash bonus for 2006 and each subsequent year of 30% of annual base salary (previously eligible for 25% of annual base salary), or 45% of annual base salary (previously eligible for 40% of annual base salary) for Dr. Rubin, our chief executive officer, the amount of such bonus, if any, as determined by the Compensation Committee. The Compensation Committee may make actual cash bonus awards that may be greater or less than the annual maximum cash bonus based on overall corporate performance and individual performance. None of our executive officers is guaranteed any annual cash bonus.